SOCIALIST REPUBLIC OF VIETNAM
Independence - Freedom - Happiness
________________________________

No: /HD-TLD
Dated: 21 Aug 2008

LAND SUBLEASE

-
Pursuant to Decree 11-CP dated 24 January 1995 of the Government making detailed provisions for the implementation of the Ordinance on Rights and Obligations of Foreign Individuals and Organizations Leasing Land in Vietnam

-
Pursuant to Decree 85-CP dated 17 December 1996 of the Government making detailed provisions on the implementation of the Ordinance on Rights and Obligations of Domestic Organizations Being Allocated or Leasing Land from the State;

-	Pursuant to Investment License No 698/GP-DC dated 21 October 1993 as amended on 9 May 1997 of the Ministry of Planning and Investment granted to Massda Joint Venture Corporation;

I-  Party A: Massda Land Company Limited ("Sublessor"):
Representative of company:	Massda Land Company Limited
Full name:	Lee Yai Sin (Mr.)
Position:	General Director
Full name:	Nguyen Anh Tuan (Mr.)
Position:	Deputy General Director
Head Office:	IZ Danang, An Don, An Hai Bac Ward, Son Tra
District, Danang City,
Socialist Republic of Vietnam
Bank:

Bank Account:	(USD)
(VND)
Tax code:
Telephone:	Fax.:

II. Party B: DOT VN Company Ltd.,  (Sublessee")

Representative of Company:	DOT VN Co., Ltd.
Full Name::	Phuoc Lee Johnson
Position:	General Director
Head Office:

Bank Account No:	(USD)
(VND)
Tax Code:
Telephone:	Fax.:

The two parties have agreed to enter into this land sublease ("Sublease") with the following terms and conditions:

Article 1 - Land and Term

1.1
The Sublessor agrees to sublease to the Sublessee 8,176.00 m2 of land in Danang Industrial Zone located at An Hai Bac ward, Son Tra district, Danang City, Socialist Republic of Vietnam ("Danang IZ") for the purpose of investing in, operating and utilizing an Internet Data Center (IDC); an Operations Center and office building for the customers of the IDC and its services and DOT VN’s hi-tech electronic and assembly plant (with associated service charges); the manufacturing and assembly plant shall produce electrical equipment, hi-tech electronics, internet and telecommunication equipment, environmental control equipment; training equipment, control and automation equipment, other assorted equipment, products and machines.

1.2	The location of the site is determined by reference to the extract of the cadastral map for lots 47 ("Land") attached to this Sublease.

1.3	This Sublease commences on the date this Sublease is signed and subject to Articles 4 and 6, expires on 21 September 2043. ("Term")

Article 2 - Rent

2.1
The amount of rent excluding VAT for the Term of this Sublease shall be calculated at the rate of USD 32 per square meter multiplied by the surface area of the Land being 8,176.00 m2. ("Rent") and subject to the final survey of the Area of the Land.

2.2
The Sublessee will pay the Sublessor such charges and levies (“Service Fee”) for the maintenance and the provision of such services and/or facilities as shall be imposed by any Relevant Authority and/or required of the Sublessor by any Relevant Authority to provide. Such charges and levies shall be in the amounts as imposed by any Relevant Authority or otherwise as imposed by the Sublessor. The current maintenance fee is US$0.20/m2/year (excluding VAT).

2.3
The Sublessee shall pay the Sublessor the Rent as follows:
▪  50% in one month after signing date of Land Sublease Agreement

▪  30% on occupation of land OR six months from date of signing the Land Sublease Agreement; whichever is earlier.

▪  20% shall be paid 12 months from the date of signing the Land Sublease Agreement or upon commissioning of factory; whichever is earlier.

2.4	Location of payment of Rent and Service Fee: VID Public Bank, Danang Branch Bank account No

2.5
If the Sublessee fails or refuses to pay any monies on the dates identified in this Sublease, interest on such unpaid monies shall commence to run immediately from the date the payment becomes due and will be calculated from day to day at the prescribed rate of 10% per annum. The Sublessor's right to any interest under this Article is in addition to any other rights that the Sublessor has for breach of this Sublease by the Sublessee.

Article 3 - Construction

3.1	Construction of works on the Land will be in accordance with the purpose stated in Article 1 of this Sublease and the Investment License.

3.2
The Sublessee will construct upon the Land, a building or buildings in accordance with the building plans and specification approved by the Relevant Authorities within 1 year from the date of issuance of the Investment License. During the Term of this Sublease and any renewal of this Sublease, the Sublessee will keep and maintain such building or buildings in good and tenantable repair and condition.

3.3
In the course of construction, the Sublessee will fully indemnify the Sublessor against any claim, demand or action made by any party, including the Relevant Authorities, for any one or more of damages, losses, costs, penalties or expenses ("Damages") in relation to any injury caused to any person or property on the Land or any adjoining lands or properties comprised within the Danang IZ.

3.4
Upon the earlier of delivery of vacant possession of the Land by the Sublessor to the Sublessee, the Sublessee will comply with all Vietnamese Laws having force and effect at the time or from time to time in relation to the Land and conducting business in the Socialist Republic of Vietnam.

Article 4 - Variations

4.1	For the Term of this Sublease, if the landlease has not been fully paid, the Sublessee will not allow to:

	4.1.1	Transfer, assign or sublease any of the rights under this Sublease or the right to use the Land; and

	4.1.2	Part with physical possession of the Land.

4.2
In cases where the Sublessee is divided or merged with another entity or where its assets or this Sublease is assigned to another organization or individual resulting in a new legal entity being created, that new entity must re-apply to sublease the Land.

Article 5 - Delivery of Vacant Possession of the Land

5.1
Subject to the compliance of the Sublessee with all Articles in this Sublease, including but not limited to the payment of monies by the Sublessee under this Sublease, the Sublessor will deliver or cause to the delivered to the Sublessee vacant possession of the Land on the date this Sublease is signed.

5.2
At the time of delivery of vacant possession of the Land, there shall be available such basic infrastructure facilities as are now or hereafter provided and make available up to the boundaries of Danang IZ by the Relevant Authorities.

5.3
The Sublessee acknowledges and confirms that prior to or at the time of singing this Sublease, it has inspected the Land and is aware of and satisfied with the state, nature and condition of the surface and subsurface of the Land and accepts that vacant possession of the Land shall be delivered to the Sublessee in its current state.

5.4
Upon delivery of vacant possession of the Land to the Sublessee, the Sublessee will be fully and effectually responsible for the Land and will fully indemnify the Sublessor against any claim, demand or action made by any party, including the Relevant Authorities, for Damages in relation to the Land.

Article 6 - Termination

6.1	This Sublease shall be terminated in the following circumstances:

	6.1.1	Upon expiry of Term as provided in Article 1 of this Sublease without any extension thereof; or

	6.1.2	Upon mutual agreement of the parties; or

6.1.3
Upon either party committing a serious breach of the Articles stipulated in this Sublease, or any directives by the Relevant Authorities which the Sublessee is required to perform and observe, which adversely affects the rights of the other party and which cannot be resolved through negotiation; or

	6.1.4	If the Sublessee fails, neglects and/or refuses to pay the Rent or any part thereof on the due date (s) to the Sublessor whether formally demanded to or not; or

6.1.5
If the Sublessee being a corporation incorporated in accordance with the laws of its country or under the laws of the Socialist Republic of Vietnam, enters into any administration, composition or arrangement with or for the benefit of its creditors or an order is made or an effective resolution passed for the winding up the Sublessee; or

6.1.6
If the Sublessee ceases or threatened to cease operation of its business as approved in the Investment License and or the Investment License is revoked or terminated for whatever reason other than an approval for substituted business(es); or

	6.1.7	If the Sublessee suffers any execution or distress process being levied on the goods or properties of the Sublessee by any third party;

6.1.8
If the Sublessee fails to regularly and diligently proceed with the construction of its factory and ancillary buildings on the Land from the time of the signing of this Sublease until the completion of such factory and ancillary buildings in accordance with Article 3.2 of this Sublease.

6.2
In relation to Article 6.1.3 the innocent party must first give the defaulting party, or in relation to Articles 6.1.4 to 6.1.7 the Sublessor must first give the Sublessee, 30 days notice in writing to remedy such breach. If the Sublessee fails to rectify the breach within 30 days of such notice, this Sublease shall terminate and the Sublessor will be entitled to re-enter into possession of the Land and the Sublessee will promptly vacate the Land and remove all trade fixtures and fittings, moveable property and assets upon the Land. All other property affixed to and upon the Land will be the property of the Sublessor and will remain affixed to or upon the Land. The Sublessor will be at liberty to deal with the Land together with the building(s), structure(s) and fixtures thereon, in any manner as the Sublessor deems fit without reference to the Sublessee. Further, the Sublessor will be entitled to damages under the Law of Vietnam.

6.3
Upon termination of this Sublease, the Sublessee shall forfeit all amounts which have been paid by the Sublessee to the Sublessor for the Rent of the Land as at the date of termination of the Sublease and under no circumstances will the Sublease be entitled to recover from the Sublessor any amount of the Rent which it has paid in advance for the Land. The rights under this Article 6.3 are in addition to any other rights the Sublessor has upon termination of this Sublease.

Article 7 - Use of the Land

7.1	During the Term of this Sublease, the Sublessor shall respect the right of ownership of the Sublessee of assets constructed on the Land.

7.2
The Sublessee shall be responsible for using the Land in accordance with the Investment License and will comply with the Laws on environment protection and shall not harm the legitimate rights and interests of users of adjoining land.

Article 8 - Notices

8.1
Any notice required to be given under this Sublease will be in writing and shall be deemed to be sufficiently given or served if addressed by one party to the other and left at or sent by prepaid registered post or by courier service or by facsimile transmission (in the latter case, a copy of such notice shall be sent by post) to the party at the address herein stated or to such other address or the last address known to the party to serving such notice. A notice sent by post or by courier service shall be deemed to be received 3 days after acceptance for such posting or courier service and in the case of facsimile transmission, at the time of such transmission.

Article 9 - Approval of the Sublease

9.1
This Sublease is made into 6 copies. Each party shall retain 2 copies and 1 copy shall be sent to each of the Department of Land Administration of the Danang City and the Management Committee of Danang IZ.

9.2	This Sublease shall be of full force and effect as of the date of its signing.

AS WITNESSED the parties have affixed their Seals under the hands of their authorized signatories on 21 Aug 2008.

Signed for and on behalf of )
MASSDA LAND COMPANY LIMITED )
by its lawful signatories in the presence of )	_________________________
Mr. LEE YAI SIN
GENERAL DIRECTOR

/s/ Ly Van Trach	/s/ Nguyen Anh Tuan
Ly Van Trach	Mr. NGUYEN ANH TUAN
DEPUTY GENERAL DIRECTOR

Signed for and on behalf of )
(DOT VN Co., Ltd.) )
by its lawful signatories )
in the presence of )	/s/ Phuoc Lee Johnson
Mr. PHUOC LEE JOHNSON
GENERAL DIRECTOR

/s/ Ung Ngoc Anh
Ms. UNG NGOC ANH
DEPUTY GENERAL DIRECTOR